Exhibit 4.1

Cooperation Agreement

Party A: Visionary Holdings Inc. (NASDAQ: GV)

Party B: UBX Technology Inc. (File No:250104000668)

This Cooperation and Restructuring Listing Agreement (hereinafter referred to as the "Agreement") is entered into by and between the following parties on December 30, 2024:

1. Introduction

1.1 Party A: Visionary Holdings Inc. is a corporation incorporated and existing under the laws of Canada, publicly listed on NASDAQ. Its core businesses include high technology, life sciences, and education industries. It is recognized as the first listed education company and the first Chinese diaspora-led public company in Canada. Party A owns four buildings and operates six schools in Canada, including two landmark buildings in Toronto, with total tangible and intangible assets exceeding USD 300 million.

Party A has extensive experience in North American capital operations and listings, including expertise in technical processes for transitioning between different tiers of capital markets. Party A also has access to North American and Chinese government resources and global market networks. Party A’s registered office is located at 105 Moatfield Dr, Unit 1003, Toronto, Ontario, Canada, M3B 0A2 (hereinafter referred to as "Party A").

1.2 Party B: Party B is a professional technical Institution investor with substantial group of expertise and resources in cryptocurrency assets and trading. Party B operates a global cryptocurrency and social integration trading platform with over 300,000 registered users and 90,000 daily active users. The platform holds operational compliance licenses in Canada (MSB), Australia (AUSTRAC), and the United States (MSB). Party B is committed to providing secure, efficient, and reliable cryptocurrency trading services for global investors, reducing barriers to digital finance, and promoting legal compliance in the global cryptocurrency market to contribute to the progress and development of the digital asset industry.

2. Purpose

To embrace the booming development of future fintech, seize market opportunities, and leverage the U.S. capital market to drive Party B's global business expansion, Party A and Party B will fully utilize their respective advantages and integrate resources. Based on mutual benefit and joint development, both parties will establish a new company in the United States, aiming to achieve a Nasdaq listing through OTC by 2025.

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3. Terms

1. Definitions

1.1. "Agreement" refers to this Merger and Listing Agreement

1.2. "Closing" refers to the completion of the transaction contemplated under this Agreement.

1.3. "Closing Date" refers to the date on which the transaction is completed.

1.4. "Effective Date" refers to the date the merger becomes effective.

1.5. "Exchange Act" refers to the United States Securities Exchange Act.

2. Establishment

2.1. Establishment: As of the Effective Date and pursuant to the terms and conditions of this Agreement, the parties will proceed with the restructuring under applicable U.S. securities laws and Canadian laws, merging with Party A.

2.2. Effective Date: This Agreement will take effect on the date the parties sign the Agreement ("Effective Date").

3. Cooperation, Investment, Shares, Listing Goals, Share Transfer

3.1. The two parties jointly acquired Goldmine Technology Finance Group Inc. (formerly known as Gensea International Limited) established in the Cayman Islands in 2021, through investments in cash, assets, and resources.

3.2. Party B will invest operating cash, assets, and resources, including but not limited to tangible and intangible assets, legally operated fintech licenses, patented technologies, market clients, viable projects, and business operations (see attached list for details), acquiring 49% of GTFG's shares.

3.3 Listing Goals

3.3.1. GTFG will be listed on OTC by March 31, 2025.

3.3.2 By June 30, 2025, GTFG will sign an uplisting agreement with a U.S. intermediary agency, officially launching the uplisting process. Party A will be responsible for coordinating with intermediary service providers, including corporate governance structuring, business model determination, financial statement auditing, team building, and business development, while Party B will provide full support. Both parties will align their efforts in business growth and performance targets, aiming to achieve uplisting as quickly as possible. The company will pursue a dual-track strategy of independent development and mergers & acquisitions.

3.3.3 By April 30, 2026, GTFG will submit its uplisting application to Nasdaq, with a target of successfully uplisting on Nasdaq by October 2026.

3.4. To incentivize and encourage Party B, Party A agrees to transfer 20% of GTFG's shares to Party B before the uplisting, based on a $3 million valuation. The transfer price for the 20% stake will be $600,000. (If financing occurs before the listing, the shareholding will be proportionally diluted.)

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4. Board of Directors and Financial Management

4.1 Board Composition: GTFG will have a seven-member board, with three members appointed by Party A, three by Party B, and one independent director or chairperson, who will be a notable figure from North American industry or government circles.

4.2 Financial Management: GTFG’s financial management will be jointly overseen by both parties, with Party A appointing the treasurer and Party B appointing the accountant. All financial operations will comply with the rules of the SEC, Nasdaq, and GTFG’s bylaws.

5. Representations and Warranties

5.1 Representations and Warranties of Party B:

(a) Organization, Standing, and Authority: Party B represents that it is a reputable individual or entity, and the information provided is accurate and truthful.

(b) Authorization: Party B has the authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.

(c) No Conflicts: The execution and delivery of this Agreement by Party B will not conflict with any applicable law, regulation, or agreement to which Party B is a party.

(d) Operations and Management: Party B agrees to ensure stable operations of GTFG while adhering to SEC and Nasdaq regulations.

5.2 Representations and Warranties of Party A:

(a) Organization, Standing, and Authority: Party A represents that it is a corporation validly existing under Canadian law.

(b) Authorization: Party A has the corporate authority to execute, deliver, and perform this Agreement, with approval from its board of directors.

(c) No Conflicts: The execution and delivery of this Agreement by Party A will not conflict with its corporate charter or applicable laws.

(d) Management: Party A will ensure that Party B’s existing management team continues to operate GTFG.

6. Obligations and Covenants

From the date of signing this Agreement, Party B will commence the transfer of assets and operations to GTFG. GTFG shall conduct its daily operations to meet listing targets and refrain from activities that negatively impact its financial position or operations.

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7. Conditions Precedent to Restructuring

7.1 Obligations: The restructuring is contingent on the fulfilment of obligations by all parties.

7.2 No Injunctions: There shall be no court orders or legal restrictions preventing the completion of the restructuring.

7.3 Debt and Profit Allocation: Prior to restructuring, all debts, liabilities, and profits of GTFG will belong to its original shareholders. Post-restructuring, they will be allocated based on equity proportions.

8. Miscellaneous

8.1 Notices: All notices under this Agreement shall be delivered via email.

8.2 Entire Agreement: This Agreement constitutes the complete understanding between the parties and supersedes any prior agreements.

8.3 Governing Law: This Agreement shall be governed by the laws of the United States and Canada.

8.4 Amendments: Any amendments to this Agreement must be in writing and signed by all parties.

9. Breach of Contract

9.1. Breach Consequences: After the effective date of this Agreement, no party shall breach its obligations. If a breach occurs, the non-breaching party shall hold the breaching party liable for all economic losses and legal responsibilities arising from the breach.

9.2. Dispute Resolution: Any unresolved matters shall be resolved through amicable negotiation among the three parties. If negotiations fail, disputes shall be submitted to the Hong Kong Arbitration Commission for resolution.

This agreement shall take effect upon signing by both parties. After the agreement takes effect, Party B shall actively cooperate with Party A to ensure the successful completion of the restructuring and uplisting process.

Party A: Visionary Holdings Inc.

Signature: _____________________________

Party B: UBX Technology Pte. Ltd, Singapore

Signature: _____________________________

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